                                                                   EXHIBIT 10.5A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------X
IN RE                                  :
                                       :  CHAPTER 11 CASE NO.
FOOTSTAR, INC., ET AL.,                :  04-22350 (ASH)
                                       :
                                       :  (JOINTLY ADMINISTERED)
                        DEBTORS.       :
---------------------------------------X

              ORDER PURSUANT TO SECTIONS 363(b), 365(a) AND 105(a)
                     OF THE BANKRUPTCY CODE AUTHORIZING THE
            DEBTORS TO (i) ASSUME AN EXECUTIVE EMPLOYMENT AGREEMENT,
              AND (ii) ESTABLISH A RETENTION PLAN FOR KEY EMPLOYEES

            Upon the motion, dated April 20, 2004 (the "Motion"), of Footstar, Inc. and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, the "Debtors"), for an order pursuant to sections 363(b), 365(a) and 105(a) of title 11 of the United States Code (the "Bankruptcy Code"), authorizing the Debtors to (i) assume that certain Employment Agreement, dated March 1, 2004, between Footstar, Inc. and Dale W. Hilpert as President and Chief Executive Officer of Footstar, Inc. (the "Hilpert Employment Agreement"), and (ii) establish a retention plan for key employees (the "Retention Plan"), as more fully set forth in the Motion; and the Court having subject matter jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. Section 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.); and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. Section 157(b); and venue being proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409; and due and proper notice of the Motion having been provided, and no other or further notice need be provided; and the relief requested in the Motion being in the best interests of the Debtors and their estates and creditors;

and no objections to the relief requested in the Motion having been interposed; and modifications to the Hilpert Employment Agreement having been negotiated with the official committee of unsecured creditors (the "Creditors' Committee"); and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the "Hearing"); and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is

            ORDERED that the Motion is granted with respect to the Hilpert Employment Agreement; and it is further

            ORDERED that capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Hilpert Employment Agreement; and it is further

            ORDERED that the assumption of the Hilpert Employment Agreement pursuant to section 365(a) of the Bankruptcy Code is hereby approved; and it is further

            ORDERED that the cure cost in connection with the assumption of the Hilpert Employment Agreement is hereby fixed at $0.00; and it is further

            ORDERED that Mr. Hilpert shall not seek severance under the Hilpert Employment Agreement for leaving the employment of the Debtors without Good Reason; and it is further

            ORDERED that, notwithstanding anything in the Hilpert Employment Agreement to the contrary, if Mr. Hilpert leaves the employment of the Debtors without Good Reason, Mr. Hilpert is not precluded from receiving the Additional Incentive Award or the Annual Incentive

Bonus if such bonuses were earned pursuant to the terms of the Hilpert Employment Agreement; and it is further

            ORDERED that, notwithstanding anything in the Hilpert Employment Agreement to the contrary, if Mr. Hilpert leaves the employment of the Debtors without Good Reason, Mr. Hilpert shall be entitled to the Additional Incentive Award only to the extent that the effective date of a plan of reorganization occurs before the date on which Mr. Hilpert terminates his employment with the Debtors without Good Reason; and it is further

            ORDERED that, if Mr. Hilpert is terminated for Cause, he shall not be entitled to the Annual Incentive Award or the Additional Incentive Award; and it is further

            ORDERED that the Annual Incentive Award shall only be payable to Mr. Hilpert under the Hilpert Employment Agreement if Mr. Hilpert is employed by the Debtors after the end of the 2005 fiscal year; and it is further

            ORDERED that, notwithstanding any provision to the contrary in the Hilpert Employment Agreement, to the extent that Mr. Hilpert leaves the employment of the Debtors with Good Reason (including a Change of Control Termination), Mr. Hilpert shall be entitled to (i) his Base Salary and Supplemental Salary through the date of termination, (ii) his Base Salary and Supplemental Salary through January 19, 2006, but only to the extent that such amounts have not already been paid to Mr. Hilpert, and (iii) the Additional Incentive Award, to the extent such award has not already been paid to Mr. Hilpert but to be paid at the same time as the award set forth in 6 of the Hilpert Employment Agreement; and it is further

            ORDERED that, notwithstanding any provision to the contrary in the Hilpert Employment Agreement, to the extent that Mr. Hilpert is terminated by the Debtors without Cause, Mr. Hilpert shall be entitled to (i) his Base Salary and Supplemental Salary through the date of termination, (ii) his Base Salary and Supplemental Salary through January 19, 2006, but only to the extent that such amounts have not already been paid to Mr. Hilpert, and (iii) (a) one half of the Additional Incentive award if the termination occurs prior to filing a plan of reorganization with the Creditors' Committee's consent and the consent of the Ad Hoc Equity Committee, or the official committee of equity security holders if one is appointed, or (b) the entire Additional Incentive Award if the termination occurs after the filing of a plan of reorganization with the Creditors' Committee's consent and the consent of the Ad Hoc Equity Committee, or the official committee of equity security holders if one is appointed; and it is further

            ORDERED that, notwithstanding any provision of the Hilpert Employment Agreement to the contrary, any increase in salary for the fiscal year of 2005 is subject to either (i) approval of the Creditors' Committee and the Ad Hoc Equity Committee, or the official committee of equity security holders if one is appointed, or (ii) an order of this Court so authorizing such increase; and it is further

            ORDERED that, notwithstanding any provision of the Hilpert Employment Agreement to the contrary, Mr. Hilpert's liability for any breach of fiduciary duty shall not in any way be limited thereunder; and it is further

            ORDERED that the Debtors shall not seek to pay any additional benefits to Mr. Hilpert beyond those to which he is entitled pursuant to the Hilpert Employment Agreement; and it is further

            ORDERED that the Debtors and the five senior managers (other than Mr. Dale W. Hilpert) who are entitled to Retention Bonuses shall consider in good faith any proposal by the Ad Hoc Committee of Equity Holders to receive all or a portion of their Retention Bonuses in the form of equity, with any agreement with respect to such proposal to be presented to this Court for approval on June 24, 2004; PROVIDED, HOWEVER, that any agreement with respect to such proposal shall be provided to the Creditors' Committee no later than three (3) business days prior to presentment to the Court; and it is further

            ORDERED that the requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York for the filing of a memorandum of law is waived.

Dated: New York, New York
       May 27, 2004

                                   /s/ Adlai S. Hardin, Jr.
                                   ---------------------------------------
                                   UNITED STATES BANKRUPTCY JUDGE

                                Table of Contents

                                                                               Page
                                                                               ----
1.  Definitions............................................................      1
2.  Term of Employment.....................................................      2
3.  Position, Duties and Responsibilities..................................      2
4.  Base Salary............................................................      3
5.  Annual Incentive Awards................................................      3
6.  Long-Term Incentive Award..............................................      3
7.  Employee Benefits......................................................      4
8.  Reimbursement of Business and Other Expenses; Perquisites..............      5
9.  Termination of Employment..............................................      6
10. Confidentiality; Cooperation with Regard to Litigation.................      9
11. Release of Claims......................................................     10
12. Non-solicitation of Employees..........................................     10
13. Remedies...............................................................     10
14. Resolution of Disputes.................................................     10
15. Indemnification........................................................     11
16. Assignability; Binding Nature..........................................     15
17. Representation.........................................................     16
18. Entire Agreement.......................................................     16
19. Amendment or Waiver....................................................     16
20. Severability...........................................................     16
21. Survivorship...........................................................     16
22. Beneficiaries/References...............................................     16
23. Governing Law/Jurisdiction.............................................     16
24. Notices................................................................     17
25. Headings...............................................................     17
26. Counterparts...........................................................     17

                                 FOOTSTAR, INC.

          Amended and Restated Employment Agreement for DALE W. HILPERT

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      AGREEMENT, made and entered into this first day of March, 2004, by and between Footstar, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and DALE W. HILPERT (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company and the Executive entered into an employment agreement dated January 15, 2004 (the "Prior Agreement") and the Company and the Executive wish to amend and restate the Prior Agreement;

      WHEREAS, the Company desires to employ the Executive pursuant to an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

      1     DEFINITIONS.

      (a) "Agreement" shall mean this Employment Agreement, as amended or restated.

      (b)   "Base Salary" shall have the meaning set forth in Section 4 below.

      (c)   "Board" shall have the meaning set forth in Section 3(a) below.

      (d)   "Cause" shall have the meaning set forth in Section 9(b) below.

      (e) "Change of Control" shall have the meaning set forth in Section 9(c) below.

      (f)   "Change of Control Termination" shall have the meaning set forth in
Section 9(c) below.

      (g)   "Claim" shall have the meaning set forth in Section 15(e) below.

      (h)   "Code" shall have the meaning set forth in Section 7(e) below.

      (i) "Company" shall have the meaning set forth in the introductory paragraph to this Agreement.

      (j)   "Confidential Information" shall have the meaning set forth in
Section 10(c) below.

      (k) "Determination Date" shall have the meaning set forth in Section 15(b)(iii) below.

      (l) "Determining Body" shall have the meaning set forth in Section 15(e) below.

      (m) "Effective Date" shall have the meaning set forth in Section 2 below.

      (n) "Exchange Act" shall have the meaning set forth in Section 9(a) below.

      (o) "Executive" shall have the meaning set forth in the introductory paragraph to this Agreement.

      (p)   "Expenses" shall have the meaning set forth in Section 15(e) below.

      (q) "Good Reason" shall have the meaning set forth in Section 9(c) below.

      (r) "Impartial Directors" shall have the meaning set forth in Section 15(e) below.

      (s) "Insurance Policies" shall have the meaning set forth in Section 15(d) below.

      (t) "1996 ICP" shall have the same meaning as set forth in Section 5 below.

      (u) "Parachute Taxes" shall have the meaning set forth in Section 7(e) below.

      (v) "Party" and "Parties" shall have the meanings set forth in the recitals.

      (w) "Subsidiary" shall have the meaning set forth in Section 10(d) below.

      (x) "Term of Employment" shall have the meaning set forth in Section 2 below.

      2.    TERM OF EMPLOYMENT.

      The term of the Executive's employment under this Agreement shall commence on March 1, 2004 (the "Effective Date") and, subject to Section 9, shall end on the later of January 19, 2006 or the effective date of a Plan of Reorganization under Chapter 11 of the Bankruptcy Code. (the "Term of Employment").

      3.    POSITION, DUTIES AND RESPONSIBILITIES.

      (a) Generally. The Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall report only to the Board of Directors of the Company (the "Board"). The Executive shall have and perform such duties, responsibilities, and authorities as are customary for the president and chief executive officer of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and as are consistent with such position and status. The Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position and the businesses of the Company.

      (b) Other Activities. Anything herein to the contrary notwithstanding and provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement, nothing in this Agreement shall preclude the Executive from (i) serving on the boards of directors of two (2) other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs.

      (c) Place of Employment. The Executive's principal place of employment shall be the corporate offices of the Company located in West Nyack, New York.

      4.    BASE SALARY.

      The Executive shall be paid an annualized salary, payable monthly as follows:

      (a) For the fiscal year ending January 1, 2005: $850,000.00 ("Base Salary") and $1,275,000.00 ("Supplemental Salary");

      (b) For the remainder of the Term of Employment commencing after January 1, 2005, $850,000.00, subject to annual review for increase at the discretion of the Compensation Committee of the Board.

      5.    ANNUAL INCENTIVE AWARDS.

      Effective with the fiscal year beginning January 2, 2005, the Executive shall participate in the Company's 1996 Incentive Compensation Plan (the "1996 ICP") with a target annual incentive award opportunity of no less than 150% of Base Salary or in a successor plan to the 1996 ICP that provides the Executive with an equivalent opportunity. Payment of annual incentive awards shall be made at the same time that other senior-level executives receive their incentive awards (or, in the event that no other senior-level executives receive incentive awards, at the time that other senior-level executives would typically receive their incentive awards) for such year.

      6.    ADDITIONAL INCENTIVE AWARD.

      The Executive shall receive an additional incentive award in the amount of $1.7 million as follows:

      (a) If the effective date of a Plan of Reorganization occurs on or before January 31, 2005, such award shall be payable fifty percent (50%) on January 31, 2005 and fifty percent (50%) on June 30, 2005;

      (b) If the effective date of a Plan of Reorganization does not occur on or before January 31, 2005, but prior to June 30, 2005, such award shall be payable fifty percent (50%) on the effective date of the Plan of Reorganization and fifty percent (50%) on June 30, 2005;

      (c) If the effective date of the Plan of Reorganization occurs after June 30, 2005, such award shall be payable upon the effective date of the Plan of Reorganization.

      7.    EMPLOYEE BENEFITS.

      (a) General Benefits. The Parties acknowledge and agree that during the Term of Employment, the Executive shall be entitled to participate in such employee health and welfare benefit plans and programs of the Company as are made available to senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, short and long-term disability, travel accident and basic life insurance plans and relocation plans. The Executive further acknowledges that at his option, the Executive has opted out of the Company's SERP, financial and tax planning and excess disability plans (but not the Company's short and long-term disability plans). In consideration of the Executive's option to opt out of such plans, the Company shall annually pay the Executive on January 19th of each year during the Term of Employment an amount equal to $25,000.

      (b) The Company acknowledges and agrees that the Executive's principle residences are located in the State of Wyoming and the State of California. In consideration of the Executive's commencement of employment hereunder, the Company shall:

            (i) unless otherwise agreed by the Company and the Executive, during the Term of Employment, lease an apartment selected by the Executive and pay all rental and other amounts (including without limitation, any brokerage fees and security deposits) relating to such apartment, up to $15,000 per month; provided, however, that (A) such apartment shall be located in the Borough of Manhattan or otherwise within 25 miles of the Company's headquarters, and (B) the Executive shall not be required to sign a lease with the landlord of such apartment or otherwise obligate himself with respect to lease payments;

            (ii) reimburse the Executive for the Executive's reasonable travel expenses from his principal residences to the Company's headquarters in New York until such time as the Company has leased the apartment referred to in Section 7(b)(i);

            (iii) during the Term of Employment, provide the Executive with an automobile (and pay the expenses relating to the use and upkeep thereof and insurance relating thereto) for use in connection with Company-related activities, the type and cost of such automobile to be mutually and reasonably agreed upon by the Executive and the Compensation Committee of the Board;

            (iv) reimburse the Executive for the Executive's reasonable expenses in shipping his clothes and personal items from both of his current residences;

            (v) in the event that the Company and the Executive agree that the Executive should permanently relocate his principal residence near the Company's headquarters, provide the Executive with relocation benefits consistent with the Company's policy to secure permanent residence in the Borough of Manhattan or otherwise within 25 miles of the Company's headquarters;

            (vi) bear all reasonable costs of two (2) trips for travel to the New York area for the Executive and his immediate family in connection with the Executive's search for temporary or permanent housing in the Borough of Manhattan or otherwise within 25 miles of the Company's headquarters; and

            (vii) annually pay the Executive on January 19th of each year during the Term of Employment an amount equal to $2,500, which amount is deemed an additional allowance under the Company's medical plan.

      (c) To the extent any plan or policy of the Company, including the Company's relocation policy, provides for benefits less than those set forth in this Agreement or otherwise conflicts with this Agreement, the terms of this Agreement shall control.

      (d) Benefit Gross-Up. In the event that the aggregate payments or benefits to be made or afforded to the Executive under the last sentence of
Section 7(a) or under Section 7(b) should cause the Executive to be obligated to pay or to become liable for any federal, state and local income, earnings or employment taxes ("Taxes"), the Company promptly shall pay on behalf of the Executive the following:

            (i)   an amount equal to such Taxes; and

            (ii) all Taxes payable by the Executive as a result of the Company's payment or reimbursement of amounts under Section 7(d)(i) above and this Section 7(d)(ii).

      (e) Section 280G Gross-Up. In the event that the aggregate payments or benefits to be made or afforded to the Executive under (x) this Agreement, (y) any and all other agreements between the Executive and the Company or its affiliates, and (z) any and all plans and arrangements of the Company or its affiliates covering the Executive, should cause the Executive to be obligated to pay or to become liable for any federal excise taxes under Section 4999(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or any state or local excise taxes attributable to an "excess parachute payment" under Section 280G of the Code (collectively, such federal, state and local taxes to be referred to as "Parachute Taxes"), the Company promptly shall pay on behalf of the Executive or reimburse the Executive for the Executive's payment of the following:

            (i)   Such Parachute Taxes;

            (ii) All Parachute Taxes payable by the Executive as a result of the Company's payment or reimbursement of amounts under Section 7(d)(i) above, this Section 7(d)(ii) or Section 7(d)(iii) below; and

            (iii) All federal, state and local income taxes payable by the Executive as a result of the Company's payment or reimbursement of amounts under Sections 7(d)(i) and 7(d)(ii) above, and this Section 7(d)(iii).

      8.    REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES.

      The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with the Company's policy. Additionally, the Company shall reimburse the Executive for reasonable attorneys fees associated with the review of this Employment Agreement.

      9.    TERMINATION OF EMPLOYMENT.

      (a) The Executive's employment by the Company shall terminate immediately upon the death, disability or adjudication of legal incompetence of the Executive.

      (b) The Company may terminate the Executive's employment upon notice to the Executive for Cause or without Cause. "Cause" means (i) the Executive has failed to perform any material obligation under this Agreement or has materially breached any material provision of this Agreement, or (ii) the Executive has engaged in conduct that constitutes gross neglect or gross misconduct; provided, however, that no termination for Cause shall be made unless the Company has given the Executive notice of the reason or circumstances providing a basis for such termination.

      (c) The Executive may terminate the Executive's employment with the Company upon at least thirty (30) days notice to the Company with Good Reason or without Good Reason. In addition, the Executive may terminate the Executive's employment with the Company for any or no reason within 180 days following the occurrence of a Change of Control and such termination shall be deemed to be a termination with Good Reason (a "Change of Control Termination"). "Good Reason" means any of the following: (i) unless otherwise agreed to by the Executive, an assignment of any duties to the Executive that are inconsistent with his status as President and Chief Executive Officer of the Company, (ii) the Company requesting that the Executive engage in conduct that is a crime or a regulatory violation, including any violation of federal or state securities laws or the rules of any national exchange; (iii) the Executive being required by the Company to be based at any office or location that is more than thirty-five (35) miles from the Company's current location or Mahwah, New Jersey; or (iv) the Company failing to perform any material obligation under this Agreement or breaching any material provision of this Agreement; provided, however, that no termination with Good Reason shall be made unless (A) the Executive has given the Company notice of the reason or circumstances providing a basis for such termination, (B) the Company has had an opportunity during the thirty (30) day notice period to cure such reason or circumstance (if it is capable of being cured), and (C) such reason or circumstance remains uncured after such thirty
(30) day period. "Change of Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (as in effect on the date hereof) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof (the "Exchange Act") or the occurrence of any of the following events:

            (i) any "person" (as such term is used in Section 3(a)(9) of the Exchange Act), other than the Company, (A) becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty (20%) or more of the total voting power of the Company's then-outstanding securities, and (B) has the right to designate or appoint, by contract or otherwise, one or more members of the Board, or otherwise obtains through any means a designee of such person as a member of the Board;

            (ii) any "person" (as such term is used in Section 3(a)(9) of the Exchange Act), other than the Company, becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty (30%) or more of the total voting power of the Company's then-outstanding securities;

            (iii) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two (2) year period;

            (iv) the merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities (which term means any securities which vote generally in the election of directors) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

            (v) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      Notwithstanding the foregoing definition of "Change of Control", the following events shall not be considered a Change in Control hereunder:
      (a) the sale of the Company's branded athletic footwear and apparel segment or (b) the acquisition of equity by any creditor under a plan of reorganization or any change in the membership of the Board pursuant thereto.

      (d) In the event that the Company terminates the Executive's employment as a result of the death, disability or adjudication of legal incompetence of the Executive, the Company shall pay or provide to the Executive (or his estate or beneficiaries, as the case may be):

            (i) such Base Salary as the Executive shall have earned up to the date of the Executive's termination, which shall be paid in a single lump sum not later than 15 days following such date;

            (ii) if such termination occurs after January 19, 2005, such earned but unpaid incentive awards, if any, pursuant to Sections 5 and 6, which shall be paid in a single lump sum not later than 15 days following such date; and

            (iii) such other benefits and other amounts due the Executive under
      Section 7(a) or as otherwise required by applicable law, as the Executive shall have earned up to the date of the Executive's termination.

      (e) In the event that (x) the Company terminates the Executive's employment with the Company for Cause, or (y) the Executive terminates the Executive's employment with the Company without Good Reason, the Company shall pay or provide to the Executive (or his estate or beneficiaries, as the case may be):

            (i) such Base Salary as the Executive shall have earned up to the date of the Executive's termination, which shall be paid in a single lump sum not later than 15 days following such date;

            (ii) if such termination occurs after January 19, 2005 as a result of the Executive terminating his employment with the Company without Good Reason, such earned but unpaid incentive awards, if any, pursuant to Sections 5 and 6, which shall be paid in accordance with the terms of Sections 5 and 6; and

            (iii) such other benefits and other amounts due the Executive under
      Section 7(a) or as otherwise required by applicable law, as the Executive shall have earned up to the date of the Executive's termination.

      (f) In the event that (x) the Company terminates the Executive's employment with the Company without Cause, or (y) the Executive terminates the Executive's employment with the Company with Good Reason (including a Change of Control Termination), the Company shall pay or provide to the Executive as severance:

            (i) such Base Salary as the Executive shall have earned up to the date of the Executive's termination, which shall be paid in a single lump sum not later than 15 days following such date;

            (ii) an amount equal to one-twelfth (1/12th) of $2,125,000.00 multiplied by the number of full calendar months remaining in the calendar year in which employment termination occurs, plus twelve additional months, which shall be paid in accordance with the regular payroll practices of the Company over the remainder of the Term of Employment (determined as if termination of employment had not occurred);

            (iii) such other benefits and other amounts due the Executive under
      Section 7(a) or as otherwise required by applicable law, as the Executive shall have earned up to the date of the Executive's termination.

      Notwithstanding anything in this Section 9(f) to the contrary, in the event of a Change of Control Termination, all payments to be made under this Section 9(f) shall be paid in a single lump sum not later than 15 days following the date of termination of the Executive's employment.

      (g) No Mitigation; No Offset. In the event of any termination of employment under this Section 9, the Executive shall be under no obligation to seek other employment; amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

      (h) Nature of Payments. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

      (i) Exclusivity of Severance Payments. Upon termination of the Executive's employment during the Term of Employment, he shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 9.

      10.   CONFIDENTIALITY; COOPERATION WITH REGARD TO LITIGATION.

      (a) During the Term of Employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential or make use of any Confidential Information, except when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

      (b) During the Term of Employment and thereafter, the Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

      (c) "Confidential Information" shall mean all information that is not known or available to the public concerning the business of the Company or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public. Confidential Information shall include information that is, or becomes, known to the public as a result of a breach by the Executive of the provisions of Section 10(a) above.

      (d) "Subsidiary" shall mean any corporation controlled directly or indirectly by the Company.

      (e) The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive's termination of employment for any reason), by making himself available to testify on behalf of the Company or any Subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary or affiliate of the Company, as requested. The Company agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

      11.   RELEASE OF CLAIMS.

      The Executive agrees, as a condition to receipt of the termination payments and benefits provided in Sections 9(e)(ii) or 9(f)(ii)-(iii), that he will execute a release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement, the Executive's rights under any of the Company's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to this termination).

      12.   NON-SOLICITATION OF EMPLOYEES.

      Following the termination of the Executive's employment, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment nor shall the Executive directly or indirectly hire any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary for a period of one year following the termination.

      13.   REMEDIES.

      In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 10, 11 or 12 above, the Company shall have the right to seek injunctive relief. The Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company.

      14.   RESOLUTION OF DISPUTES.

      Any disputes arising under or in connection with this Agreement, other than seeking injunctive relief under Section 13, shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 10, 11 and 12 above shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

      15.   INDEMNIFICATION.

      (a) Limitation of Liability. Except as otherwise prohibited by law, to the fullest extent permitted by Article Ninth of the Amended and Restated Certificate of Incorporation of the Company (as in effect on the date hereof), the Executive shall not be liable for any breach of his fiduciary duty. If and to the extent such provisions are amended to permit further limitations of liability, except as otherwise prohibited by law, the Executive shall not be liable for any breach of his fiduciary duty to the fullest extent permitted after any such amendment.

      (b)   Company Indemnity.

            (i) Except as otherwise prohibited by law, to the extent any Expenses incurred by the Executive are in excess of the amounts reimbursed or indemnified pursuant to the provisions of Section 15(d) below, the Company shall indemnify, defend and hold harmless the Executive against any Expenses actually and reasonably incurred by the Executive (as they are incurred) in connection with any Claim against the Executive, or involving the Executive solely as a witness or person required to give evidence, by reason of (x) the Executive making any certifications pursuant to the Sarbanes-Oxley Act of 2002, the Exchange Act or otherwise (including, without limitation, those reports, financial statements or other financial information, disclosure controls and procedures, or internal controls over financial reporting of the Company relating to periods prior to January 19, 2004), or (y) the Executive's position as a
      (i) director or officer of the Company (including as the Chief Executive Officer under the Sarbanes-Oxley Act of 2002), (ii) director or officer of any subsidiary of the Company or as a fiduciary with respect to any employee benefit plan of the Company, or (iii) director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other for-profit or not-for-profit entity or enterprise, if such position is or was held at the request of the Company, whether relating to service in such position before or after January 19, 2004, if (A) the Executive is successful in his defense of the Claim on the merits or otherwise or (B) the Executive has been found by the Determining Body to have met the Standard of Conduct; provided that (1) the amount of Expenses for which the Company shall indemnify the Executive may be reduced by the Determining Body to such amount as it deems proper if it determines that the Claim involved the receipt of personal benefit by the Executive, and
      (2) no indemnification shall be made (or to the extent that funds have already been paid to the Executive pursuant to this Section 15, the Executive shall promptly repay such funds to the Company) in respect of any Claim as to which the Executive shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom or other final disposition of the proceeding, to be liable for willful or intentional misconduct in the performance of his duty to the Company or to have obtained an improper personal benefit, unless, and only to the extent that, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Executive is fairly and reasonably entitled to indemnity for such Expenses that the court shall deem proper.

            (ii) For purposes of this Agreement, the "Standard of Conduct" is met when conduct by the Executive with respect to which a Claim is asserted was conduct performed in good faith that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a Claim that is a criminal action or proceeding, conduct that the Executive had no reasonable cause to believe was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Executive did not meet the Standard of Conduct.

            (iii) Promptly upon becoming aware of the existence of any Claim as to which the Executive may be indemnified for Expenses and as to which the Executive desires to obtain indemnification, the Executive shall notify the Chairman of the Board, but the failure to promptly notify the Chairman shall not relieve the Company from any obligation hereunder, except and to the extent that such failure has materially and irrevocably harmed the Company's ability to defend against such Claim pursuant to Section 15(b)(vi) below. Upon receipt of such request, the Chairman shall promptly advise the members of the Board of the request and that the establishment of a Determining Body with respect thereto will be a matter to be considered at the next regularly scheduled meeting of the Board. If a meeting of the Board is not regularly scheduled within 120 calendar days of the date the Chairman receives notice of the Claim, the Chairman shall cause a special meeting of the Board to be called within such period in accordance with the provisions of the Company's Bylaws. After the Determining Body has been established, the Chairman shall inform the Executive of the constitution of the Determining Body and the Executive shall provide the Determining Body with all facts relevant to the Claim known to him, and deliver to the Determining Body all documents relevant to the Claim in his possession. Before the 60th day (the "Determination Date") after its receipt from the Executive of such information, together with such additional information as the Determining Body may reasonably request of the Executive prior to such date (the receipt of which shall not begin a new 60-day period), the Determining Body shall determine whether or not the Executive has met the Standard of Conduct and shall advise the Executive of its determination. If the Executive shall have supplied the Determining Body with all relevant information, including all additional information reasonably requested by the Determining Body, any failure of the Determining Body to make a determination by or on the Determination Date as to whether the Standard of Conduct was met shall be deemed to be a determination that the Standard of Conduct was met by the Executive.

            (iv) If at any time during the 60-day period ending on the Determination Date, the Executive becomes aware of any relevant facts or documents not theretofore provided by him to the Determining Body, the Executive shall promptly inform the Determining Body of such facts or documents, unless the Determining Body has obtained such facts or documents from another source. The provision of such facts to the Determining Body shall not begin a new 60-day period.

            (v) The Determining Body shall have no power to revoke a determination that the Executive met the Standard of Conduct unless the Executive (i) submits fraudulent information to the Determining Body at any time during the 60 days prior to the Determination Date or (ii) fails to comply with the provisions of Sections 15(b)(iii) or 15(b)(iv) hereof, including without limitation the Executive's obligation to submit information or documents relevant to the Claim reasonably requested by the Determining Body prior to the Determination Date.

            (vi) In the case of any Claim not involving any proposed, threatened or pending criminal proceeding,

                  (A) if the Executive has, in the judgment of the Determining Body, met the Standard of Conduct, the Company may, except as otherwise provided below, individually or jointly with any other indemnifying party similarly notified, assume the defense thereof with counsel reasonably satisfactory to the Executive. If the Company assumes the defense of the Claim, it shall keep the Executive informed as to the progress of such defense so that the Executive may make an informed decision as to the need for separate counsel. After notice from the Company that it is assuming the defense of the Claim, it will not be liable to the Executive under this Agreement for any legal or other expenses subsequently incurred by the Executive in connection with the defense other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ his own counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after such notice from the Company of its assumption of the defense shall be at the expense of the Executive unless (A) the employment of counsel by the Executive has been authorized by the Determining Body, (B) the Executive shall have concluded reasonably and the Company has agreed that there may be a conflict of interest between the Company and the Executive in the conduct of the defense of such action or (C) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or in the right of the Company or as to which the Executive shall have made the conclusion provided for in (B) above; and

                  (B) the Company shall fairly consider any proposals by the Executive for settlement of the Claim. If the Company proposes a settlement of the Claim and such settlement is acceptable to the person asserting the Claim, or the Company believes a settlement proposed by the person asserting the Claim should be accepted, it shall inform the Executive of the terms of such proposed settlement and shall fix a reasonable date by which the Executive shall respond. If the Executive agrees to such terms, he shall execute such documents as shall be necessary to make final the settlement. If the Executive does not agree with such terms, the Executive may proceed with the defense of the Claim in any manner he chooses, provided that if the Executive is not successful on the merits or otherwise, the Company's obligation to indemnify the Executive as to any Expenses incurred following his disagreement with the Company shall be limited to the lesser of (A) the total Expenses incurred by the Executive following his decision not to agree to such proposed settlement or (B) the amount that the Company would have paid pursuant to the terms of the proposed settlement. If, however, the proposed settlement would impose upon the Executive any requirement to act or refrain from acting that would materially interfere with the conduct of the Executive's affairs, the Executive may refuse such settlement and continue his defense of the Claim, if he so desires, at the Company's expense in accordance with the terms and conditions of this Agreement without regard to the limitations imposed by the immediately preceding sentence. In any event, the Company shall not be obligated to indemnify the Executive for any amount paid in a settlement that the Company has not approved.

            (vii) In the case of any Claim involving a proposed, threatened or pending criminal proceeding, the Executive shall be entitled to conduct the defense of the Claim with counsel of his choice and to make all decisions with respect thereto, provided, however, that the Company shall not be obliged to indemnify the Executive for any amount paid in settlement of such a Claim unless the Company has approved such settlement.

            (viii) After notifying the Company of the existence of a Claim, the Executive may from time to time request the Company to pay the Expenses (other than judgments, fines, penalties or amounts paid in settlement) that he incurs in pursuing a defense of the Claim prior to the time that the Determining Body determines whether the Standard of Conduct has been met. The Disbursing Officer shall pay to the Executive the amount requested (regardless of the Executive's apparent ability to repay such amount) upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company under the circumstances, provided, however, that if the Disbursing Officer does not believe such amount to be reasonable, he shall advance the amount deemed by him to be reasonable and the Executive may apply directly to the Determining Body for the remainder of the amount requested.

            (ix) After the Determining Body has determined that the Standard of Conduct has been met, for so long as and to the extent that the Company is required to indemnify the Executive under this Agreement, the provisions of Section 5(b)(viii) above shall continue to apply with respect to Expenses incurred after such time except that (A) no undertaking shall be required of the Executive and (B) the Disbursing Officer shall pay to the Executive the amount of any fines, penalties or judgments against him which have become final and for which he is entitled to indemnification hereunder, and any amount of indemnification ordered to be paid to him by a court.

            (x) Any determination by the Company with respect to settlement of a Claim shall be made by the Determining Body.

            (xi) All determinations and judgments made by the Determining Body hereunder shall be made in good faith.

      (c)   Non-Exclusivity.

            (i) The indemnification and advancement of Expenses provided by or granted pursuant to this Agreement shall not be deemed exclusive of any other rights to which the

      Executive is or may become entitled under any statute, certificate of incorporation, bylaw, authorization of stockholders or directors, agreement, or otherwise.

            (ii) It is the intent of the Company by this Agreement to indemnify and hold harmless the Executive to the fullest extent permitted by law, so that if applicable law would permit the Company to provide broader indemnification rights than are currently permitted, the Company shall indemnify, defend and hold harmless the Executive to the fullest extent permitted by applicable law notwithstanding that the other terms of this Agreement would provide for lesser indemnification.

      (d) Liability Insurance. The Company hereby represents to the Executive that it presently maintains in force and effect directors and officers liability insurance policies issued by AIG and Executive Liability Underwriters to the Company, under which the Executive will be insured (collectively, the "Insurance Policies"). The Company hereby agrees that during the Term of Employment and thereafter so long as the Executive shall be subject to any possible Claim, the Company shall use its reasonable best efforts to purchase and maintain in effect for the benefit of the Executive one or more valid and enforceable policies of directors and officers liability insurance providing, in all respects, coverage at least as beneficial to the Executive as that provided pursuant to the Insurance Policies.

      (e) The term "Claim" means any threatened, pending or completed claim, action, suit or proceeding, including appeals, whether civil, criminal, administrative or investigative and whether made judicially or extra-judicially, including any action by or in the right of the Company, or any separate issue or matter therein, as the context requires. The term "Expenses" means any expenses or costs including, without limitation, attorney's fees, judgments, punitive or exemplary damages, fines, amounts paid in settlement or excise taxes payable with respect to any such expenses or costs, all to the extent permitted by law. The term "Determining Body" means (i) those members of the Board who are not parties to the Claim for which indemnification is being sought ("Impartial Directors"), if there are at least three Impartial Directors, or (ii) a committee of at least three directors appointed by the Board (regardless whether the members of the Board voting on such appointment are Impartial Directors) and composed of Impartial Directors or (iii) if there are fewer than three Impartial Directors or if the Board or a committee appointed thereby so directs (regardless of whether the members thereof are Impartial Directors), independent legal counsel, which may be the regular outside counsel of the Company, as designated by the Impartial Directors or, if no such directors exist, the full Board.

      16.   ASSIGNABILITY; BINDING NATURE.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the prior written consent of the Executive. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 22 below.

      17.   REPRESENTATION.

      The Parties represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of such party's obligations under this Agreement will not violate any agreement between such party and any other person, firm or organization.

      18.   ENTIRE AGREEMENT.

      This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements (including the Prior Agreement), understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

      19.   AMENDMENT OR WAIVER.

      No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Parties. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party against whom the waiver is to be effective.

      20.   SEVERABILITY.

      In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

      21.   SURVIVORSHIP.

      The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

      22.   BENEFICIARIES/REFERENCES.

      The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      23.   GOVERNING LAW/JURISDICTION.

      This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws, except insofar as the

Delaware General Corporation Law, federal laws and regulations may be applicable. Subject to Section 14, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) any United States District Court located in the State of New York, (ii) any of the courts of the State of New York, or (iii) any other court having jurisdiction. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

      24.   NOTICES.

      Any notice given to a Party shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, or (iii) sent via nationally recognized overnight delivery service, postage prepaid, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

      If to the Company:   Footstar, Inc
                           One Crosfield Avenue
                           West Nyack, NY 10994
      Attention:           General Counsel

      If to the Executive: P.O. Box 12115
                           1405 N. Gannett Road
                           Jackson, WY 83001

      and to:              8 Cliff Road
                           Belvedere, CA 94920

      with a copy to:      Richard N. Nixon
                           Stinson Morrison Hecker LLP
                           1201 Walnut Street
                           Kansas City, MO 64106-2150

      25.   HEADINGS.

      The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      26.   COUNTERPARTS.

      This Agreement may be executed in two or more counterparts.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    FOOTSTAR, INC.

                                    By: __________________________________
                                          Name
                                          Title

                                    EXECUTIVE

                                    By: _________________________________
                                          Dale W. Hilpert